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                                                                    Exhibit 99.2

                         AGREEMENT FOR SALE AND PURCHASE

DATED:            19 December, 2002

BETWEEN:     1.   LANDRACE  HOLDINGS LTD. a company  incorporated  under the laws of the Commonwealth of The Bahamas with its registered office at Shirlaw House, 87 Shirley, Nassau, Bahamas (the
                  "Vendor"); and

             2. CALEDONIA INVESTMENTS PLC whose registered office is at Cayzer House, 30 Buckingham Gate, London SW1E 6NN England (the "Purchaser").

WHEREBY IT IS AGREED as follows:

1.    DEFINITIONS:

1.1   The following terms used herein shall have the meanings set forth below:

      "Assets" means the Partnership Interest and the Shares.

      "Completion" means the actual completion of the sale and purchase of the Assets pursuant to the terms of this Agreement;

      "Completion Date" means the close of business on the 19th day of December, 2002 or such other date as the parties hereto may agree in writing;

      "Libor" means

      (a) the display rate of the offered quotation for loans in United States dollars for a period of three months quotes for value on the relevant date or Telerate Page 3747; or

      (b) if the display rate cannot be determined under paragraph (a) above, the rate determined by the Purchaser to be arithmetic mean (rounded, if necessary, to the nearest two decimal places with the midpoint rounded upwards) of the rates notified to the Purchaser by each of HSBC Bank plc and Barclays Bank plc as the rate at which such bank is offering loans in United States dollars and for the period of nine
           (9) months in the relevant amount at or about 11:00 a.m. on the relevant date;

      "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Greenhill Capital Partners (Cayman), L.P. (the "Partnership") dated as of 30th June, 2000;

      "Partnership Interest" means all of the Vendor's limited partnership interest of 2.352941% in the Partnership under the Partnership Agreement with a capital commitment of Ten million dollars in the currency of the United States of America (US$10,000,000), of which Two million Sixty-four thousand Seven hundred and Sixty-nine dollars in the said currency (US$2,064,769.00) has been paid;

      "Purchase Price" means the sum of Two million eight hundred and Eighty-Eight thousand Nine hundred and Forty-Eight dollars in the currency of the United States of America (US$2,888,948.00) being

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      the aggregate of the price for the Partnership Interest and the Shares as set forth in the Schedule hereto;

      "Shares" means the 1,682,000 full paid shares in AHL Services Inc. beneficially owned by the Vendor; and

      "Telerate Page 3747" means the display designated as page 3747 on the Telerate Service (or such other page as may replace page 3747 on that service or such other service as may be nominated by the British Bankers' Association (including the Reuters Screen) as the information vendor for the purposes of displaying British Bankers' Association Interest Settlement Rates for deposits in the currency concerned).

1.2 Words denoting the singular number only shall include the plural and vice versa. Words denoting any gender include all genders and words denoting persons shall include firms and vice versa.

2.    SALE AND CONSIDERATION:

2.1 Subject to the provisions of this Agreement the Vendor shall sell and the Purchaser shall purchase all of the Assets free from any mortgage charge lien sale agreement options equities or other third party rights or any other encumbrance or claim of any kind (save in respect of the Partnership Interest as provided in the Partnership Agreement).

2.2   The total purchase price for the Assets shall be the Purchase Price.

3.    TITLE:

      The Vendor sells as beneficial owner.

4.    COMPLETION:

4.1 Completion of this sale and purchase shall take place on the Completion Date at the chambers of Messrs. Higgs & Johnson, Sandringham House, 83 Shirley Street, Nassau, Bahamas or at such other place as the parties hereto may agree.

4.2   At Completion, the Vendor shall:

      4.2.1 deliver or cause to be delivered to the Purchaser a duly executed share transfer and assignment form or other good and sufficient instruments of assignment or transfer as shall be effective to vest in the Purchaser the Vendor's title and interest to the Shares, together with the relative share certificates or other documents of title;

      4.2.2 a duly executed Assignment and Subscription Agreement or other good and sufficient instruments of assignment or transfer as shall be effective to vest in the Purchaser the Vendor's title and interest to the Partnership Interest; and

      4.2.3 copies of the Partnership Agreement, Subscription Booklets, Prospectus, financial reports and all other documents and materials relating to the Assets in its possession.

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4.3   At Completion, the Vendor shall direct UBS Paine Webber Inc., acting as custodian of a portion of the Shares comprising 82,000 of such Shares, to hold such Shares for and on behalf of the Purchaser.

4.4. The Purchase Price shall be left outstanding (together with accrued interest thereon) as a debt re-payable immediately on demand in writing made by the Vendor on the Purchaser at any time on or before 31st March, 2003, carrying interest on the principal amount (and any interest owed in respect of periods up to the start of the relevant interest period) at the rate of LIBOR plus one (1) percent; which shall be calculated in respect of each period of three months for which the Purchase Price is left outstanding (an "interest period") and payable on the last day of each such interest period. In the event that the Purchase Price and interest thereon is repaid otherwise than at the end of an interest period, the interest in respect of the period from the end of the last interest period until the date of such repayment shall be the rate of LIBOR plus one (1) percent pro-rated (on a simple time basis) accordingly.

4.5 Upon Completion the Purchaser shall be liable and responsible for all the obligations and forward capital commitments of the Vendor under the Partnership Agreement.

5.    REPRESENTATIONS AND WARRANTIES:

5.1   The Vendor hereby represents and warrants to the Purchaser as follows:

      5.1.1 The Vendor is duly organized and existing and in good standing under the laws of the Commonwealth of The Bahamas and has taken all requisite action and has the corporate power and authority to enter into and perform this agreement and to cause the completion of the transactions herein. This agreement is and all instruments documents and agreements to be executed and delivered to the Purchaser will be the valid and binding obligations of the Vendor.

      5.1.2 The execution and delivery of this agreement and the completion of the transactions hereunder by the Vendor will not conflict with any term or provision of any instrument or agreement to which the Vendor is a party or by which its assets are bound.

      5.1.3 The foregoing representations and warranties will remain true and accurate up to and shall be deemed to be repeated immediately prior to completion.

5.2 The Purchaser hereby represents and warrants to the Vendor mutatis mutandis in respect of itself to the same effect the representations and warranties contained clause 5.1.

6.    INDEMNITY:

      The Purchaser agrees to and hereby indemnifies the Vendor its successors in title and its assigns against each and every cost claim liability expense or demand including but without limitation attorneys fees, costs of appeal and collection

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                                      -4-

          costs arising out of any breach by the Purchaser of its obligations under the Partnership Agreement and the Assignment and Subscription Agreement to be entered into by and amongst the Vendor, the Purchaser and GCP, L.P. the general partner of the Partnership.

     7.   SURVIVAL OF REPRESENTATIONS WARRANTIES AND INDEMNITIES:

          Notwithstanding the completion of the sale and purchase herein the representations warranties and indemnifies herein contained shall continue thereafter to subsist for so long as may be necessary for the purpose of giving effect to each and every of those representations warranties and indemnities in accordance with the terms hereof.

     8.   CLOSING COSTS:

          Each party to this Agreement shall bear its own legal fees and shall bear equally any administrative costs that may be imposed by the said UBS PaineWebber Inc. and GCP, L.P. as a result of the assignment of the Assets to the Purchaser.

     9.   ENTIRE AGREEMENT:

          This Agreement set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Ownership Interest.

     10.  FURTHER ASSURANCE:

          The Vendor agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser may reasonably require whether on or after Completion, to implement and/or give effect this Agreement and the transaction contemplated by it and for the purpose of vesting in the Purchaser the full benefit of the assets, rights and benefits to be transferred to the Purchaser under this Agreement.

     11.  VARIATION:

          No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it.

     12.  COUNTERPARTS:

          This Agreement may be executed in any number of counterparts each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

     13.  GOVERNING LAW:

          This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of The Bahamas.

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                      THE SCHEDULE HEREINBEFORE REFERRED TO

            ASSETS                               PRICE
            ------                               -----
     Partnership Interest                    US$2,064,768.00
            Shares                             US$824,180.00
             Total                           US$2,888,948.00

                                       AS WITNESS the hand of Surinder Deal,
                                       a director of the  Vendor, for and on
                                       behalf of the Vendor

                                       /S/ SURINDER DEAL
                                       -----------------------------------------

Signed and delivered by Surinder Deal, a director of LANDRACE HOLDINGS LTD., for and on behalf of the said company, in the presence of:

                                       /S/ DEBORAH DEAN
                                       -----------------------------------------

                                       AS WITNESS the hand of Graeme Denison,
                                       Company Secretary of the Purchaser

                                       /S/ GRAEME DENISON
                                       -----------------------------------------

Signed and delivered by G. P. Denison, Company Secretary of CALEDONIA INVESTMENTS PLC, for and on behalf of the said company, in the presence of:

                                       /S/ DOMINIC GIBBS
                                       -----------------------------------------





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                        INSTRUMENT OF TRANSFER OF SHARES

We, LANDRACE HOLDINGS LTD., for good and valuable consideration received by us from CALEDONIA INVESTMENTS PLC do hereby transfer to the said CALEDONIA INVESTMENTS PLC the 1,682,000 common shares of AHL SERVICES INC. (the "Company") inclusive standing in our name in the register of the Company to hold unto the said CALEDONIA INVESTMENTS PLC, its successors and assigns, subject to the several conditions on which we held the same at the time of the execution hereof; and we the said LANDRACE HOLDINGS LTD. do hereby consent that our name remain on the register of the Company until such time as the Company may enter the transferee's name thereon; and we the said CALEDONIA INVESTMENTS PLC do hereby agree to take the said share(s) subject to the same conditions.

As witness our hands:

Signed by the said LANDRACE HOLDINGS LTD on the 19 day of December, 2002 in the presence of:

/S/ SURINDER DEAL                                /S/ DEBORAH DEAN
---------------------------------------          -------------------------------
LANDRACE HOLDINGS LTD.                                           Witness
By: Surinder Deal
Office: Director

Signed by the said CALEDONIA INVESTMENTS PLC on the 19 day of December, 2002 in the presence of:

/S/ GRAEME DENISON                               /S/ DOMINIC GIBBS
---------------------------------------         --------------------------
CALEDONIA INVESTMENTS PLC                                        Witness
By: Graeme Denison
Office: Company Secretary